Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

WC ACQUISITION HOLDINGS CORP.

WC Acquisition Holdings Corp., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    This Certificate of Amendment to Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 (by the written consent of the sole stockholder of the Corporation) and 242 of the General Corporation Law of the State of Delaware.

2.    This Certificate of Amendment to Certificate of Incorporation amends Article 1 of the Certificate of Incorporation of the Corporation by deleting the existing Article 1 in its entirety and substituting therefor a new Article 1 to read in its entirety as follows:

1.    NAME

The name of the corporation is PAETEC Holding Corp. (the “Corporation”).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Amendment to Certificate of Incorporation this 24th day of January 2007.

WC Acquisition Holdings Corp.

By:	/s/ Keith M. Wilson
Name: Keith M. Wilson
Title: Executive Vice President